West8 Tower
10205 Westheimer Road
Houston, Texas 77042
www.dresser-rand.com

For Immediate Release

Dresser-Rand Secures $1 Billion of New Bank Financing
Announces $275 Million Accelerated Stock Buyback

HOUSTON, March 15, 2011 – Dresser-Rand Group Inc. (“Dresser-Rand” or “the Company”) (NYSE: DRC), a global supplier of high-speed rotating equipment and service solutions, announced today that it has obtained bank commitments totaling $1 billion comprising a $600 million revolving credit agreement and a $400 million term facility.  The Company also entered into a $275 million accelerated stock buyback (ASB) transaction with Goldman, Sachs & Co.

"We are pleased with the increased size, added flexibility and five year maturity provided by this new $1 billion credit agreement", said Robert J. Saltarelli, Dresser-Rand's vice president and Treasurer.  "The financing commitments give us additional financial resources to accommodate the expected growth in our business as well as the added flexibility to implement our previously announced financial plan in connection with our potential acquisition of Grupo Guascor (“GG”) and additional share repurchase programs.”

The $600 million senior secured revolving credit facility is a five year commitment, which replaces the Company’s $500 million revolving credit facility that was scheduled to mature on August 30, 2012.  The maturity date of the new facility is March 15, 2016, subject to closing the previously announced notes offering and tender offer, assuming 100% of the notes are purchased in the tender or otherwise called on or prior to May 1, 2014.  At February 28, 2011, there were $170.8 million of Letters of Credit outstanding under the former facility.  J.P. Morgan Securities Inc. served as Lead Arranger and will serve as Administrative Agent.

The $400 million term facility is a senior secured credit facility.  As previously reported, Dresser-Rand intends to use the proceeds of the term facility, along with cash-on-hand, to fund the cash portion of its potential acquisition of GG and to fund the previously announced share repurchase programs.  The term loan will allow for an initial draw of $160 million and a separate delayed draw to match the timing of cash requirements.

Under the ASB, Dresser-Rand will repurchase $275 million of its common stock.  As previously reported, the Company’s Board of Directors authorized a new stock repurchase program permitting for the repurchase of approximately 5 million of Dresser-Rand common shares in connection with its potential acquisition of GG.  In addition, the Company previously announced its intention to repurchase approximately $130 million of its common stock to complete its existing $200 million share repurchase authorization.  Under the ASB transaction and existing market conditions, the Company currently expects to purchase at least the number of shares necessary to satisfy the stock consideration for the GG acquisition.  Any stock purchases in excess of the 5 million shares needed for the acquisition, if any, will be applied to its previously authorized share repurchase program.

The stock buyback transaction is being carried out under a collared accelerated stock buyback master confirmation agreement with Goldman Sachs.  As contemplated by that master confirmation, Dresser-Rand will pay $275 million to Goldman, Sachs & Co. to repurchase outstanding shares of its common stock and will receive a substantial majority of the shares to be delivered under the accelerated stock buyback by no later than March 18, 2011. The specific number of shares that ultimately will be repurchased will be based generally on the volume-weighted average share price of its common stock during the term of the repurchase agreement, subject to provisions that establish minimum and maximum numbers of shares.

Goldman Sachs is expected to purchase shares of Dresser-Rand common stock in the open market in connection with the accelerated stock buyback. The supplemental confirmation contemplates that final settlement should occur in calendar year 2011. At settlement, Dresser-Rand may be entitled to receive additional shares of common stock from Goldman Sachs or under certain circumstances may issue additional shares or make a payment to Goldman Sachs at the Company’s option.

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About Dresser-Rand

Dresser-Rand is among the largest suppliers of rotating equipment solutions to the worldwide oil, gas, petrochemical, and process industries.  The Company operates manufacturing facilities in the United States, France, United Kingdom, Germany, Norway, India, and China, and maintains a network of 39 service and support centers covering more than 140 countries. Dresser-Rand has principal offices in Paris and Houston and reported revenues of approximately $2 billion in 2010. For more information, visit www.dresser-rand.com.

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This news release contains forward-looking statements.  Forward-looking statements include, without limitation, the Company’s plans, objectives, goals, strategies, future events, future bookings, revenues, or performance, capital expenditures, financing needs, plans, or intentions relating to acquisitions, business trends, executive compensation, and other information that is not historical information.  The words “anticipates,” “believes,” “expects,” “intends,” “appears,” “outlook,” and similar expressions identify such forward-looking statements.  Although the Company believes that such statements are based on reasonable assumptions, these forward-looking statements are subject to numerous factors, risks, and uncertainties that could cause actual outcomes and results to be materially different from those projected.  These factors, risks and uncertainties include, among others, the following: inability to effect the repurchase program successfully, including within the proposed timing or at all; the uncertainty regarding the amount and timing of share repurchases and the source of funds for such purposes; potential for material weaknesses in its internal controls; economic or industry downturns; the variability of bookings due to volatile market conditions, subjectivity clients exercise in placing orders, and timing of large orders; volatility and disruption of the credit markets; its inability to generate cash and access capital on reasonable terms and conditions; its inability to implement its business strategy to increase aftermarket parts and services revenue; competition in its markets; failure to complete or achieve the expected benefits from any future acquisitions; economic, political, currency and other risks associated with international sales and operations; fluctuations in currencies and volatility in exchange rates; loss of senior management; environmental compliance costs and liabilities; failure to maintain safety performance acceptable to its clients; failure to negotiate new collective bargaining agreements; unexpected product claims and regulations; infringement on its intellectual property or infringement on others’ intellectual property; difficulty in implementing an information management system; and the Company’s brand name may be confused with others.  These and other risks are discussed in detail in the Company’s filings with the Securities and Exchange Commission at www.sec.gov.  Actual results, performance, or achievements could differ materially from those expressed in, or implied by, the forward-looking statements.  The Company can give no assurances that any of the events anticipated by the forward-looking statements will occur or, if any of them does, what impact they will have on results of operations and financial condition.  The Company undertakes no obligation to update or revise forward-looking statements, which may be made to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events.  For information about Dresser-Rand, go to its website at www.dresser-rand.com.

Investor Contact: Blaise Derrico, Director Investor Relations (713) 973-5497

DRC-FIN